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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.  Name and Address of Reporting Person*

    LASKOWSKI                         JAN                             W
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        (Last)                      (First)                        (Middle)

  10-16  Marszatkowska    M.6
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                                   (Street)

        WARSAW                      POLAND                            00-102
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        (City)                      (State)                           (Zip)


CENTRAL EUROPEAN DISTRIBUTION CORP. (CEDC)
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2.  Issuer Name and Ticker or Trading Symbol

              CEDC
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3.  I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


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4.  Statement for Month/Year

                    05/02
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5.  If Amendment, Date of Original (Month/Year)


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6.  Relationship of Reporting Person(s) to Issuer
    (Check all applicable)

    [X] Director                             [_] 10% Owner
    [_] Officer (give title below)           [_] Other (specify below)


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7.  Individual or Joint/Group Filing (Check Applicable Line)

    [X]  Form filed by one Reporting Person
    [_]  Form filed by more than One Reporting Person
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          Table I--Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned

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1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                    Code     V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

  Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security

                                                                           ---------------------------------------------------
                                                                           Code      V                 (A)         (D)

-----------------------------------------------------------------------------------------------------------------------------
Director Stock Options                   $14.40           4/29/02            V       (A)                 5,000
-----------------------------------------------------------------------------------------------------------------------------


 Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
   (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------
                              6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-
                                 cisable and       Underlying Securities        of          of Deriv-        ship
                                 Expiration        (Instr. 3 and 4)             Deriv-      ative            Form
                                 Date                                           ative       Secur-           of De-
                                 (Month/Day/                                    Secur-      ities            rivative
                                 Year)                                          ity         Bene-            Securities
                                                                                (Instr.     ficially         Bene-
                               --------------------------------------------     5)          Owned            ficially
                               Date     Expira-              Amount or                      at End           Owned at
                               Exer-    tion         Title   Number of                      of               End of
                               cisable  Date                 Shares                         Month            Month(1)
                                                                                            (Instr. 4)       (Instr. 4)
-----------------------------------------------------------------------------------------------------------------------
                               04/29/02  04/29/12   Common      5,000                          5,000
                                                    Stock
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

                           Print or Type Responses)

(Form 4-07/98)                                                          (Over)

Explanation of Responses:


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

            /s/ Jan Laskowski                                      5/9/02
------------------------------------------                       ----------
     ** Signature of Reporting Person                               Date

   Note: File three copies of this Form, one of which must be manually signed.
         If space provided is insufficient, see Instruction 6 for procedure.

                                  Page 2 of 2